Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 1) of our report dated May 6, 2022 with respect to the audited consolidated financial statements of Emulate Therapeutics, Inc. and its subsidiaries (collectively, the “Company”) for the years ended December 31, 2021 and 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
September 26, 2022